TERMINATION AGREEMENT AND RELEASE

     THIS AGREEMENT (the "Agreement"), effective as of March 6, 1998, is entered into by QMED, INC., A Delaware corporation and Interactive Health Management Corporation collectively ("QMED") and SMITHKLINE BEECHAM HEALTHCARE SERVICES, a division of SMITHKLINE BEECHAM CORPORATION, A Pennsylvania corporation ("SB").

Background

     A. SB and QMED (the "Parties") entered into a Strategic Alliance Agreement (the "Alliance Agreement"), effective as of April 1, 1996, whereby SB and QMED formed a joint venture (the "Strategic Alliance") under which QMED would utilize its proprietary On-Line Health Management System for Coronary Artery Disease (the "Product") and SB would, among other things, market and sell the Product.

     B. The Parties believe that it would be in their mutual best interests to terminate the Alliance Agreement.

     C. The Parties also desire to reach a mutually beneficial settlement for the termination of the Alliance Agreement without the additional time and expense required by a formal audit and accounting pursuant to the termination provisions of the Alliance Agreement.

     THEREFORE, intending to be legally bound, and for good and valuable consideration, the adequacy of which is hereby confirmed, the Parties agree to the following terms:

TERMS

     1. Termination. SB and QMED agree that, except for the provisions expressly reserved hereby, the Alliance Agreement, a copy of which is attached hereto as Schedule A, and all provisions thereof, are hereby terminated.

     2. (a) Expenses, Assignment of Certain Assets and Release. Each of QMED and SB shall be solely responsible for all of their own expenses arising out of the Strategic Alliance whether incurred with a third party or internally allocated on either party's books and records as an expense. SB hereby transfers and assigns all interest which it may have in future revenues arising from the Alliance Agreement to QMED. SB further hereby transfers and assigns to QMED all of its interests in the parties' contract with the San Jose Medical Group and any interest it may have in the contract between Interactive Heart Management Corporation and CIGNA HCO. (b) Each of QMED and SB hereby unconditionally releases the other from any obligations and liabilities incurred during or after the term of the Alliance Agreement arising from the Alliance Agreement, except for those obligations and liabilities

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arising from any term of the Alliance Agreement that survives as specifically set forth in this Agreement and any obligations specifically set forth herein.

     3. Ratification of Certain Sections of Alliance Agreement. SB and QMED hereby ratify and confirm Sections 4.4, 4.5, 14, 16.2, 16.4, 16.5, 17.3.3 and 19
of the Alliance Agreement and agree that only those provisions enumerated herein (the "Surviving Terms"), shall continue to be in full force and effect after the date hereof. Notwithstanding any language to the contrary in the Alliance Agreement, SB shall have the right to (i) require QMED to prefund the insurance provided by QMED under Section 19 of the Alliance Agreement or (ii) require QMED to purchase tail coverage on behalf of SB if SB is not covered by existing QMED insurance policies, such coverage to be within the limits specified in Section 19 of the Alliance Ageement.

     4. Maintenance of and Access to Customer-Related Data. To the extent that QMED has in its possession certain data, defined and described in Attachment 2 and in Section 4.4 of the Alliance Agreement as Customer Related Data, and which was, or which is, in the future, obtained during and as part of the use of the Product by San Jose Medical Group as described in the San Jose Medical Group Customer Agreement (the "Data"), SB shall continue to have the rights set forth in Section 4.4 and, in furtherance thereof, QMED shall transfer to SB and/or give SB electronic or hard copy access to such data within 90 days' of the date of a written request for such data made by SB (the "Request") made by the Vice President of Research and Development, Healthcare Services; provided that, such Requests for data shall not be made more frequently, or cover data for periods of time greater than every six months; such Requests shall be detailed in writing, reasonably sufficient for QMED to estimate the number of computer programming personnel hours which will be required to complete the Request (the "Estimate") which Estimate shall be promptly provided to SB, in writing, not later than 30 days following the date of the Request. In the event the actual number of programming hours to complete such Request as detailed in the Estimate exceed 20 programmer hours, then SB shall reimburse QMED for each hour over 20 hours at the rate of $200 per hour. Such reimbursement, it any, shall be invoiced to SB upon delivery of the data detailed in the Request and shall be paid by SB within 30 days of receipt of the data in the Request.

     5. Amendment of Customer Contracts. Pursuant to Paragraph 2 hereof, SB has assigned its rights in contracts with Customers to QMED. QMED hereby agrees to release SB from such Customer contracts and shall make diligent efforts to notify each third party of the release and obtain amendments to each contract indicating that SB is no longer a party thereto, and that SB has no further obligations or liabilities thereon.

     6. Non-Infringement. The Parties acknowledge that each of them made available to the Strategic Alliance or to the Customer Contracts (as defined in the Alliance Agreement) certain proprietary information, patents, trade secrets, know-how, systems, technologies, and methods of operations ("Proprietary Property"). Each party agrees that neither has acquired any right in the other party's Proprietary Property during the term of the Alliance Agreement, and neither may utilize the other's Proprietary Property without permission of the other.

                                      -2-

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     7. Future Communications. QMED and SB each agree to take no action or make any public statements which would, directly or indirectly, adversely affect the business reputation or goodwill of the other (or their affiliates), except as required by law. Neither QMED nor SB will make negative public comments about the other and the parties further agree that they will restrict their comments and public statements regarding this Termination Agreement and related agreements to the statement set forth in Schedule B which will be the sole media communications, oral or written, made by either party to explain the circumstances giving rise to this Termination Agreement.

     8. Remedies. Without limiting either party's remedies at law or in equity for a breach of any Section of this Agreement, the Parties acknowledge that money damages could be incalculable and an insufficient and an inadequate remedy for any breach of the obligations of confidentiality under Section 3 (and
Section 16.2 and 16.4 and 16.5 of the Alliance Agreement incorporated therein by reference) and Section 7 of this Agreement, and that any breach of either Section would cause irreparable harm. In the event of any breach or threatened breach of these Sections, in addition to any other remedies which may be available to the parties at law or in equity, the Parties hereby agree that, without the requirement of posting a bond or other security, equitable relief, including preliminary and permanent injunctions and specific performance, is appropriate and may be sought by the injured party and shall not be opposed. No failure or delay by either of the Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. In addition, the parties agree that damages for QMED's failure to comply with any request under Paragraph 4 hereof could be incalculable or difficult to determine and, therefore, the parties agree that SB shall be entitled to liquidated damages in the amount of $15,000 for each failure to comply with delivery and/or access to data set forth in paragraph 4.

     9. Entire Agreement. This Agreement and the provisions of the Alliance Agreement expressly reserved hereby represent the entire agreement (the "Entire Agreement") between the Parties with respect to the subject matter hereof and the Entire Agreement supersedes the Alliance Agreement and any prior agreements or understandings between the Parties relating to the subject matter hereof.

     10. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

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     IN WITNESS WHEREOF, SB and QMED have caused this Termination Agreement and
Release to be executed as of the date first above written.


                         SMITHKLINE BEECHAM HEALTHCARE SERVICES.
                         a division of SmithKline Beecham Corporation



                         By: /s/ DANIEL TASSE
                             ------------------------------------------
                             Name:  Daniel Tasse
                             Title: V.P. Director, Marketing



                         QMED, INC.
                         INTERACTIVE HEALTH MANAGEMENT
                           CORPORATION



                         By: /s/ MICHAEL W. COX
                             ------------------------------------------
                             Name:  Michael W. Cox
                             Title: President